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                                                                   EXHIBIT 10.36



                                 LOAN AGREEMENT


     THIS LOAN AGREEMENT (this "Agreement") dated as of November 13, 2001, between SILICON VALLEY BANK, a California chartered bank, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at One Newton Executive Park, Suite 200, 2221 Washington Street, Newton, Massachusetts 02462, doing business under the name "Silicon Valley East" ("Bank") and MOLDFLOW CORPORATION, a Delaware corporation ("Borrower"), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. The parties agree as follows:

     1 ACCOUNTING AND OTHER TERMS

     Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. The term "financial statements" includes the notes and schedules. The terms "including" and "includes" always mean "including (or includes) without limitation," in this or any Loan Document. Capitalized terms in this Agreement shall have the meanings set forth in Section 12.

     2 LOAN AND TERMS OF PAYMENT

     2.1 PROMISE TO PAY. Borrower hereby unconditionally promises to pay Bank the unpaid principal amount of all Credit Extensions and interest on the unpaid principal amount of the Credit Extensions as and when due in accordance with this Agreement.

     2.1.1 Revolving Advances.

          (a) Bank shall make Advances not exceeding (i) the Committed Line or the Borrowing Base, whichever is less, minus (ii) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), minus (iii) the FX Reserve, and minus (iv) the aggregate outstanding Advances hereunder (including any Cash Management Services). Amounts borrowed under this Section may be repaid and reborrowed during the term of this Agreement.

          (b) To obtain an Advance, Borrower must notify Bank by facsimile or telephone by 3:00 p.m. Eastern time on the Business Day the Advance is to be made. If such notification is by telephone, Borrower must promptly confirm the notification by delivering to Bank a completed Payment/Advance Form in the form attached as EXHIBIT A. Bank shall credit Advances to Borrower's deposit account. Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Borrower shall indemnify Bank for any loss Bank suffers due to such reliance.

          (c) The Committed Line terminates on the Maturity Date, when the principal amount of all Advances and the unpaid interest thereon, shall be immediately payable.

     2.1.2 LETTERS OF CREDIT SUBLIMIT.

          (a) Bank shall issue or have issued Letters of Credit for Borrower's account not exceeding (i) the lesser of the Committed Line or the Borrowing Base, minus (ii) the outstanding principal balance of any Advances (including any Cash Management Services), minus (iii) the amount of all Letters of Credit (including drawn but unreimbursed Letters of Credit), plus an amount equal to any Letter of Credit Reserves. The face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) may not exceed Five Million Dollars ($5,000,000.00). Borrower's Letter of Credit reimbursement obligation shall be secured by cash on terms acceptable to Bank on and after (i) the Maturity Date if the term of this Agreement is not extended by Bank, or (ii) the occurrence of an Event of Default hereunder. All Letters of Credit shall be, in form and substance, acceptable to Bank in its sole discretion and shall be subject to the terms and


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     conditions of Bank's form of standard Application and Letter of Credit
     Agreement. Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request.

          (b) The obligation of Borrower to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and such Letters of Credit, under all circumstances whatsoever. Borrower shall indemnify, defend, protect, and hold Bank harmless from any loss, cost, expense or liability, including, without limitation, reasonable attorneys' fees, arising out of or in connection with any Letters of Credit.

          (c) Borrower may request that Bank issue a Letter of Credit payable in a currency other than United States Dollars. If a demand for payment is made under any such Letter of Credit, Bank shall treat such demand as an Advance to Borrower of the equivalent of the amount thereof (plus cable charges) in United States currency at the then prevailing rate of exchange in San Francisco, California, for sales of that other currency for cable transfer to the country of which it is the currency.

          (d) Upon the issuance of any letter of credit payable in a currency other than United States Dollars, Bank shall create a reserve (the "Letter of Credit Reserve") under the Committed Line for letters of credit against fluctuations in currency exchange rates, in an amount equal to ten percent (10%) of the face amount of such letter of credit. The amount of such reserve may be amended by Bank from time to time to account for fluctuations in the exchange rate. The availability of funds under the Committed Line shall be reduced by the amount of such reserve for so long as such letter of credit remains outstanding.

     2.1.3 FOREIGN EXCHANGE SUBLIMIT. If there is availability under the Committed Line and the Borrowing Base, then Borrower may enter in foreign exchange forward contracts with the Bank under which Borrower commits to purchase from or sell to Bank a set amount of foreign currency more than one business day after the contract date (the "FX Forward Contract"). Bank shall subtract 10% of each outstanding FX Forward Contract from the foreign exchange sublimit which is a maximum of Five Million Dollars ( $5,000,000.00) (the "FX Reserve"). The total FX Forward Contracts at any one time may not exceed 10 times the amount of the FX Reserve. Bank may terminate the FX Forward Contracts if an Event of Default occurs.

     2.1.4 CASH MANAGEMENT SERVICES SUBLIMIT. Borrower may use up to Five Million Dollars ($5,000,000.00) for the Bank's Cash Management Services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in the various cash management services agreements related to such services Cash Management Services Agreement (the "Cash Management Services"). Any amounts owed to the Bank in connection with the Cash Management Services Sublimit shall at all times reduce the amount otherwise available for Credit Extensions under the Committed Line. Any amounts Bank pays on behalf of Borrower or any amounts that are not paid by Borrower for any Cash Management Services will be treated as Advances under the Committed Line and will accrue interest at the interest rate applicable to Advances.

     2.1.5 UNDISBURSED CREDIT EXTENSIONS. The Bank's obligation to lend the undisbursed portion of the Credit Extensions shall terminate if there has been a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospects of Borrower, whether or not arising from transactions in the ordinary course of business, or there has been any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Bank prior to the execution of this Agreement.


     2.2 OVERADVANCES. If Borrower's Obligations under Section 2.1.1, 2.1.2, 2.1.3, and 2.1.4 exceed the lesser of either (i) the Committed Line or (ii) the Borrowing Base, Borrower must immediately pay in cash to Bank the excess.

     2.3 INTEREST RATE; PAYMENTS.


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          (a) INTEREST RATE. Advances accrue interest on the outstanding principal balance at a per annum rate equal to the Bank's Prime Rate. After an Event of Default, Obligations shall bear interest at five percent (5.0%) above the rate effective immediately before the Event of Default. The interest rate shall increase or decrease when the Prime Rate changes. Interest is computed on the basis of a 360 day year for the actual number of days elapsed.

          (b) PAYMENTS. Interest is payable on the twenty-seventh day of each month. Bank may debit any of Borrower's deposit accounts including Account Number __________ for principal and interest payments or any amounts Borrower owes Bank. Bank shall promptly notify Borrower when it debits Borrower's accounts. These debits are not a set-off. Payments received after 12:00 noon Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue.

     2.4 FEES. Borrower shall pay to Bank:

          (a) FACILITY FEE. A fully earned, non-refundable facility fee of Nine Thousand Three Hundred and Seventy-Five Dollars $9,375.00 due on the Closing Date; and

          (b) BANK EXPENSES. All Bank Expenses (including reasonable attorneys' fees and expenses incurred through and after the Closing Date) when due.


     3 CONDITIONS OF LOANS

     3.1 CONDITIONS PRECEDENT TO INITIAL CREDIT EXTENSION. The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

          (a) this Agreement;

          (b) a certificate of the Secretary of Borrower with respect to articles, bylaws, incumbency and resolutions authorizing the execution and delivery of this Agreement;

          (c) a legal opinion of Borrower's counsel, in form and substance acceptable to Bank;

          (d) payment of the fees and Bank Expenses then due specified in
     Section 2.4 hereof;

          (e) Certificate of Foreign Qualification (if applicable);

          (f) Certificate of Good Standing/Legal Existence; and

          (g) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

     3.2 CONDITIONS PRECEDENT TO ALL CREDIT EXTENSIONS. Bank's obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:

          (a) timely receipt of any Payment/Advance Form; and

          (b) the representations and warranties in Article 4 shall be materially true on the date of the Payment/Advance Form and on the effective date of each Credit Extension and no Event of Default shall have

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     occurred and be continuing, or result from the Credit Extension. Each
     Credit Extension is Borrower's representation and warranty on that date that the representations and warranties in Article 4 remain materially true.

     4 REPRESENTATIONS AND WARRANTIES

     Borrower represents and warrants as follows:

     4.1 DUE ORGANIZATION AND AUTHORIZATION. Borrower is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.

     The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower's organizational documents, nor constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.

     4.2 ACCOUNTS. The Eligible Accounts are bona fide, existing obligations, and the service or property has been performed or delivered to the account debtor or its agent for immediate shipment to and unconditional acceptance by the account debtor; provided however that Eligible Accounts representing software maintenance obligations on behalf of the Borrower or its Subsidiaries shall have the requisite services performed over the period set forth in the maintenance agreement. Borrower has no notice of any actual or imminent Insolvency Proceeding of any account debtor whose accounts are an Eligible Account in any Borrowing Base Certificate.

     4.3 LITIGATION. Except as shown in the Schedule, there are no actions or proceedings pending or, to the knowledge of Borrower's Responsible Officers, threatened by or against Borrower or any Subsidiary in which an adverse decision could reasonably be expected to cause a Material Adverse Change.

     4.4 NO MATERIAL ADVERSE CHANGE IN FINANCIAL STATEMENTS. All consolidated financial statements for Borrower and any Subsidiary delivered to Bank fairly present in all material respects Borrower's consolidated financial condition and Borrower's consolidated results of operations. There has not been any material deterioration in Borrower's consolidated financial condition since the date of the most recent financial statements submitted to Bank.

     4.5 SOLVENCY. The fair salable value of Borrower's assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; the Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debt) as they mature.

     4.6 REGULATORY COMPLIANCE. Borrower is not an "investment company" or a company "controlled" by an "investment company" under the Investment Company Act. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrower's or any Subsidiary's properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower's knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP. Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted, except where the failure to make such declaration, notices or filings would not reasonably be expected to cause a Material Adverse Change.

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     4.7 FULL DISCLOSURE. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank taken together with all such written certificates and written statements given to Bank contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results.

     5 AFFIRMATIVE COVENANTS

     Borrower shall do all of the following:

     5.1 GOVERNMENT COMPLIANCE. Borrower shall maintain its legal existence and good standing in its jurisdiction of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to cause a material adverse effect on Borrower's business or operations. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower's business or operations or be expected to cause a Material Adverse Change.

     5.2 FINANCIAL STATEMENTS, REPORTS, CERTIFICATES.

          (a) Borrower shall deliver to Bank: (i) no later than thirty(30) days after the last day of each quarter, and if there are Advances outstanding then no later than thirty (30) days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Borrower's consolidated operations during the period certified by a Responsible Officer and in a form acceptable to Bank; (ii) as soon as available, but no later than one hundred and twenty (120) days after the last day of Borrower's fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Bank; (iii) within five (5) days of filing, copies of all statements, reports and notices made available to Borrower's security holders and all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission;
     (iv) a prompt report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of Five Hundred Thousand Dollars ($500,000.00) or more, in the aggregate; and (v) or other financial information reasonably requested by Bank.

          (b) Borrower shall deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in the form of EXHIBIT B, with aged listings of accounts receivable (by invoice date): (i) within twenty-five (25) days of the last day of each month in which Advances were outstanding, and (ii) within twenty-five (25) days of the last day of each quarter.

          (c) Within thirty (30) days after the last day of each quarter, Borrower shall deliver to Bank with the quarterly financial statements a Compliance Certificate signed by a Responsible Officer in the form of EXHIBIT C.

          (d) In the event that Advances are outstanding, allow Bank to audit Borrower's accounts at Borrower's expense. Such audits shall be conducted no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing. Notwithstanding the foregoing, the next such audit of the Borrower's Account shall occur on or before sixty (60) days after the initial Advance under this Agreement (the "Initial Audit").

     5.3 INVENTORY; RETURNS. Returns and allowances between Borrower and its account debtors shall follow Borrower's customary practices as they exist at the Closing Date. Borrower must promptly notify Bank of all returns, recoveries, disputes and claims that involve more than One Hundred Thousand Dollars ($100,000.00).

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     5.4 TAXES. Borrower shall make, and cause each Subsidiary to make, timely payment of all material federal, state, and local taxes or assessments (other than taxes and assessments which Borrower is contesting in good faith, with adequate reserves maintained in accordance with GAAP) and will deliver to Bank, on demand, appropriate certificates attesting to such payments.

     5.5 INSURANCE. Borrower shall keep its assets insured for risks and in amounts, standard for Borrower's industry.

     5.6 PRIMARY ACCOUNTS. Borrower shall maintain its primary operating accounts with the Bank. The outstanding balance of Borrower's investment/securities account, held at the Bank, shall as of the date of this Agreement equal Ten Million Dollars ($10,000,000.00) in cash and marketable securities. In addition to the foregoing requirement, in the event that Bank offers competitive rates of return, Borrower shall use its best efforts to deposit, beginning with the date which is six (6) months after the Closing Date, an additional aggregate amount of Five Million Dollars ($5,000,000.00) in investment and securities accounts with Bank. Such amounts are initial balances only and Borrower and Bank agree that such amounts may decrease from time to time on changes in market value or transfers of cash in accordance with this Agreement.

     5.7 FINANCIAL COVENANTS.

     Borrower shall have on a consolidated basis, as of the last day of each quarter, unless otherwise noted:

          LIQUIDITY. The Borrower shall have unrestricted cash or marketable securities in the amount of at least Thirty Million Dollars ($30,000,000.00)

          PROFITABILITY. Borrower shall have (i) quarterly net loss not to exceed Five Hundred Thousand Dollars ($500,000.00) for Borrower's fiscal quarter ending December 31, 2001, and (ii) a quarterly net profit of at least One Dollar ($1.00) thereafter. Profitability shall be defined as the Borrower's net income after taxes, but prior to depreciation and amortization.

     5.8 FURTHER ASSURANCES. Borrower shall execute any further instruments and take further action as Bank reasonably requests to effect the purposes of this Agreement.


     6 NEGATIVE COVENANTS

     Borrower shall not do any of the following without the Bank's prior written consent which shall not be unreasonably withheld.

     6.1 DISPOSITIONS. Convey, sell, lease, transfer or otherwise dispose of (collectively a "Transfer"), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (i) of Inventory in the ordinary course of business; (ii) of licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; (iii) of worn-out or obsolete Equipment; (iv) other disposition of real property or other assets in an amount not to exceed Two Million Dollars ($2,000,000.00) per fiscal year; and (v) Transfers between Borrower and any Subsidiary or between Subsidiaries.

     6.2 CHANGES IN BUSINESS, MANAGEMENT OR BUSINESS LOCATIONS. Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower or have a material change in the management of the Borrower.

     6.3 MERGERS OR ACQUISITIONS. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person other than (i) mergers, consolidations, capital contributions, acquisitions, or other like transactions between Parent and any Subsidiary or between Subsidiaries, (ii) acquisitions by Borrower of all or substantially all of the capital stock or property of another Person (each instance of the above


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defined as a "Transaction"); provided, however, that (A) each Transaction does not decrease Borrower's cash and cash equivalents by more than Seven Million Five Hundred Thousand Dollars ($7,500,000.00); (B) the aggregate Transactions in any fiscal year do not decrease Borrower's cash and cash equivalents by more than Fifteen Million Dollars ($15,000,000.00); (C) each Transaction will not result, whether solely as a result of the passage of time, or otherwise, in the occurrence of an Event of Default; and (D) Borrower is the surviving entity.

     6.4 INDEBTEDNESS. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

     6.5 ENCUMBRANCE. Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens.

     6.6 DISTRIBUTIONS; INVESTMENTS. (i) Directly or indirectly acquire or own any Person, except as provided in Section 6.3 herein, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so; or (ii) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, except for (A) repurchases of stock from former employees or directors of Borrower under the terms of applicable repurchase agreements in an aggregate amount not to exceed Two Hundred Thousand Dollars ($200,000.00) in the aggregate in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases or (B) repurchases of up to 500,000 shares of Common Stock by the Borrower in the open market in accordance with the repurchase authority given by the Board of Directors of Borrower or (C) transactions with Affiliates which would be permitted pursuant to Section 6.7 hereof.

     6.7 TRANSACTIONS WITH AFFILIATES. Directly or indirectly enter or permit any material transaction with any Affiliate, except transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm's length transaction with a non-affiliated Person.

     6.8 SUBORDINATED DEBT. Make or permit any payment on any Subordinated Debt, except under the terms of the Subordinated Debt, or amend any provision in any document relating to the Subordinated Debt, without Bank's prior written consent.

     6.9 COMPLIANCE. Become an "investment company" or a company controlled by an "investment company", under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower's business or operations or would reasonably be expected to cause a Material Adverse Change.

     7 EVENTS OF DEFAULT

     Any one of the following is an Event of Default:

     7.1 PAYMENT DEFAULT. Borrower fails to pay any of the Obligations within three (3) days after their due date. During the additional period the failure to cure the default is not an Event of Default (but no Credit Extension shall be made during the cure period);

     7.2 COVENANT DEFAULT. Borrower does not perform any obligation in Section 5 or violates any covenant in Section 6 or does not perform or observe any other material term, condition or covenant in this Agreement, any Loan Documents, or in any agreement between Borrower and Bank and as to any default under a term, condition or covenant that can be cured, has not cured the default within ten
(10) days after it occurs, or if the default cannot be cured within ten (10) days or cannot be cured after Borrower's attempts in the ten (10) day period, and the default may be cured within a reasonable time, then Borrower shall have additional time, (of not more than thirty (30) days) to attempt to cure the default. Grace periods provided under this section shall not apply to financial covenants or any other covenants that are required to be satisfied, completed or tested by a date certain. During the additional period the failure to cure the default is not an Event of Default (but no Credit Extensions shall be made during the cure period);

     7.3 MATERIAL ADVERSE CHANGE. A Material Adverse Change occurs;

     7.4 ATTACHMENT. (i) Any material portion of Borrower's assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in ten (10) days; (ii) the service of process upon the Borrower seeking to attach, by trustee or similar process any funds of the Borrower on deposit with the Bank; (iii) Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business; (iv) a judgment or other claim becomes a Lien on a material portion of Borrower's assets; or (v) a notice of lien, levy, or assessment is filed against any of Borrower's assets in an amount in excess of One Million Dollars ($1,000,000.00) in the aggregate, at any time, by any government agency and not paid within ten (10) days after Borrower receives notice. These are not Events of Default if stayed or if a bond is posted pending contest by Borrower (but no Credit Extensions shall be made during the cure period);

     7.5 INSOLVENCY. (i) Borrower becomes insolvent; (ii) Borrower begins an Insolvency Proceeding; or (iii) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made before any Insolvency Proceeding is dismissed);

     7.6 OTHER AGREEMENTS. If there is a default in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) or that could result in a Material Adverse Change;

     7.7 JUDGMENTS. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($250,000.00) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment);

     7.8 MISREPRESENTATIONS. If Borrower or any Person acting for Borrower makes any material misrepresentation or material misstatement now or later in any warranty or representation in this Agreement or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document.

     8 BANK'S RIGHTS AND REMEDIES

     8.1 RIGHTS AND REMEDIES. When an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

          (a) Declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

          (b) Stop advancing money or extending credit for Borrower's benefit under this Agreement or under any other agreement between Borrower and Bank; and

          (c) Apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower.

     8.2 BANK EXPENSES. Bank Expenses shall be immediately due and payable, and shall bear interest at the then applicable rate. No payments by Bank shall be deemed an agreement to make similar payments in the future or Bank's waiver of any Event of Default.

     8.3 REMEDIES CUMULATIVE. Bank's rights and remedies under this Agreement, the Loan Documents, and all other agreements are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank's exercise of one right or remedy is not an election, and Bank's waiver of any Event of Default is not a continuing waiver. Bank's delay is not a waiver, election, or acquiescence. No waiver hereunder shall be effective unless signed by Bank and then is only effective for the specific instance and purpose for which it was given.

     8.4 DEMAND WAIVER. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

     9 NOTICES

     All notices or demands by any party to this Agreement or any other related agreement must be in writing and be personally delivered or sent by an overnight delivery service, by certified mail, postage prepaid, return receipt requested, or by telefacsimile at the addresses listed below. Either Bank or Borrower may change its notice address by giving the other written notice.

                  If to Borrower:   Moldflow Corporation
                                    430 Boston Post Road
                                    Wayland, Massachusetts 01788
                                    Attn: Lori Henderson, Esquire
                                    FAX: (508) 358-5840

                  If to Bank:       Silicon Valley Bank
                                    One Newton Executive Park, Suite 200
                                    2221 Washington Street
                                    Newton, Massachusetts  02462
                                    Attn: Mark Gallagher
                                    Fax:  (617) 969-4395

                  with a copy to:   Riemer & Braunstein LLP
                                    Three Center Plaza
                                    Boston, Massachusetts 02108
                                    Attn: David A. Ephraim, Esquire
                                    FAX: (617) 880-3456


     10 CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

     MASSACHUSETTS LAW GOVERNS THE LOAN DOCUMENTS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. BORROWER AND BANK EACH SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS IN MASSACHUSETTS. NOTWITHSTANDING THE FOREGOING, THE BANK SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH THE BANK DEEMS NECESSARY OR APPROPRIATE IN ORDER TO ENFORCE THE BANK'S RIGHTS AGAINST THE BORROWER OR ITS PROPERTY.

BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT,

BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

     11 GENERAL PROVISIONS

     11.1 SUCCESSORS AND ASSIGNS. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or Obligations under it without Bank's prior written consent which may be granted or withheld in Bank's discretion. Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank's obligations, rights and benefits under this Agreement, the Loan Documents or any related agreement.

     11.2 INDEMNIFICATION. Borrower hereby indemnifies, defends and holds the Bank and its officers, employees and agents harmless against: (a) all obligations, demands, claims, and liabilities asserted against the Bank by any other party, other than the Bank or its affiliates, in connection with the transactions contemplated by the Loan Documents, except for obligations, demands, claims and liabilities based on the Bank's gross negligence or willful misconduct; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or consequential to transactions between Bank and Borrower (including reasonable attorneys' fees and expenses), except for losses caused by Bank's gross negligence or willful misconduct.

     11.3 RIGHT OF SET-OFF. Borrower and any guarantor hereby grant to Bank, a lien, security interest and right of setoff as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of the Bank or in transit to any of them; provided, however that such lien, security interest and right of setoff shall be limited to the dollar amount of the Obligations as they exist on the date of such setoff. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower and any guarantor even though unmatured and regardless of the adequacy of any other collateral securing the loan; provided, however that such set off shall be limited to the dollar amount of the Obligations as they exist on the date of such setoff.

     11.4 TIME OF ESSENCE. Time is of the essence for the performance of all Obligations in this Agreement.

     11.5 SEVERABILITY OF PROVISION. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

     11.6 AMENDMENTS IN WRITING; INTEGRATION. All amendments to this Agreement must be in writing signed by both Bank and Borrower. This Agreement and the Loan Documents represent the entire agreement about this subject matter, and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

     11.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

     11.8 SURVIVAL. All covenants, representations and warranties made in this Agreement continue in full force while any Obligations remain outstanding. The obligation of Borrower in Section 11.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

     11.9 CONFIDENTIALITY. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (i) to Bank's subsidiaries or affiliates in connection with their business with Borrower; (ii) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use commercially reasonable efforts in obtaining such prospective transferee's or purchaser's agreement to the terms of this provision); (iii) as required by law, regulation, subpoena, or other order,
(iv) as required in connection with Bank's examination or audit; and (v) as Bank considers appropriate in exercising remedies under this Agreement. Confidential information does not include information that either: (a) is in the public domain or in Bank's possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (b) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

     12 DEFINITIONS

     12.1 DEFINITIONS.

     "ACCOUNTS" are all existing and later arising accounts, contract rights, and other obligations owed Borrower in connection with its sale or lease of goods (including licensing software and other technology) or provision of services, all credit insurance, guaranties, other security and all merchandise returned or reclaimed by Borrower and Borrower's Books relating to any of the foregoing, as such definition may be amended from time to time according to the Code.

     "ADVANCE" or "ADVANCES" is a loan advance (or advances) under the Committed Line.

     "AFFILIATE" of a Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person's senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person's managers and members.

     "BANK EXPENSES" are all audit fees and expenses and reasonable costs or expenses (including reasonable attorneys' fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including appeals or Insolvency Proceedings).

     "BORROWER'S BOOKS" are all Borrower's books and records including ledgers, records regarding Borrower's assets or liabilities, the assets, business operations or financial condition and all computer programs or discs or any equipment containing the information.

     "BORROWING BASE" is (i) eighty percent (80 %) of Eligible Accounts, plus
(ii) seventy percent (70%) of the Borrower's Eligible Foreign Accounts, as determined by Bank from Borrower's most recent Borrowing Base Certificate; provided however, that Bank may lower the percentage of the Borrowing Base after performing an audit of Borrower's assets; provided further, that Bank gives thirty (30) days written notice to Borrower.

     "BUSINESS DAY" is any day that is not a Saturday, Sunday or a day on which the Bank is closed.

     "CASH MANAGEMENT SERVICES" are defined in Section 2.1.4.

     "CLOSING DATE" is the date of this Agreement.

     "CODE" is the Uniform Commercial Code as adopted in Massachusetts, as amended and as may be amended and in effect from time to time.

     "COMMITTED LINE" is an Advance or Advances of up to Five Million Dollars ($5,000,000.00)

     "CONTINGENT OBLIGATION" is, for any Person, any direct or indirect liability, contingent or not, of that Person for (i) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (ii) any obligations for undrawn letters of credit for the account of that

Person; and (iii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but "Contingent Obligation" does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under the guarantee or other support arrangement.


     "CREDIT EXTENSION" is each Advance (including Cash Management Services), Letter of Credit, FX Forward Contract or any other extension of credit by Bank for Borrower's benefit pursuant to this Agreement.

     "ELIGIBLE ACCOUNTS" are Accounts in the ordinary course of Borrower's business that meet all Borrower's representations and warranties in Section 4.2; BUT Bank may change eligibility standards by giving Borrower thirty (30) days prior written notice. Unless Bank agrees otherwise in writing, Eligible Accounts shall not include:

          (a) Accounts that the account debtor has not paid within ninety (90) days of invoice date;

          (b) Accounts for an account debtor, fifty percent (50%) or more of whose Accounts have not been paid within ninety (90) days of invoice date;

          (c) Credit balances over ninety (90) days from invoice date;

          (d) Accounts for an account debtor, including Affiliates, whose total obligations to Borrower exceed twenty-five (25%) of all Accounts, for the amounts that exceed that percentage, unless Bank approves in writing;

          (e) Accounts for which the account debtor does not have its principal place of business in the United States;

          (f) Accounts for which the account debtor is a federal, state or local government entity or any department, agency, or instrumentality thereof ;

          (g) Accounts for which Borrower owes the account debtor, but only up to the amount owed (sometimes called "contra" accounts, accounts payable, customer deposits or credit accounts);

          (h) Accounts for demonstration or promotional equipment, or in which goods are consigned, sales guaranteed, sale or return, sale on approval, bill and hold, or other terms if account debtor's payment may be conditional;

          (i) Accounts for which the account debtor is Borrower's Affiliate, officer, employee, or agent (which term shall not include authorized distributors of the Borrower's products;

          (j) Accounts in which the account debtor disputes liability or makes any claim and Bank believes there may be a basis for dispute (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;

          (k) Accounts for which Bank reasonably determines collection to be doubtful.


          "ELIGIBLE FOREIGN ACCOUNTS" are Eligible Accounts for which the account debtor does not have its principal place of business in the United States.

     "ERISA" is the Employment Retirement Income Security Act of 1974, and its regulations.

     "FX FORWARD CONTRACT" is defined in Section 2.1.3.

     "FX RESERVE" is defined in Section 2.1.3.

     "GAAP" is generally accepted accounting principles, as applied in the United States.

     "INDEBTEDNESS" is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.

     "INITIAL AUDIT" is defined in Section 6.2.

     "INSOLVENCY PROCEEDING" is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

     "INVENTORY" is present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or later owned by or in the custody or possession, actual or constructive, of Borrower, including inventory temporarily out of its custody or possession or in transit and including returns on any accounts or other proceeds (including insurance proceeds) from the sale or disposition of any of the foregoing and any documents of title.

     "INVESTMENT" is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

     "LETTER OF CREDIT" means a letter of credit or similar undertaking issued by Bank pursuant to Section 2.1.2.

     "LETTER OF CREDIT RESERVE" has the meaning set forth in Section 2.1.2.

     "LIEN" is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

     "LOAN DOCUMENTS" are, collectively, this Agreement, any note, or notes or guaranties executed by Borrower or Guarantor, and any other present or future agreement between Borrower and/or for the benefit of Bank in connection with this Agreement, all as amended, extended or restated.

     "MATERIAL ADVERSE CHANGE " is: (i) a material adverse change in the business, operations, or condition (financial or otherwise) of the Borrower; or
(ii) a material impairment of the prospect of repayment of any portion of the Obligations ; or (iii) Bank determines, based upon information available to it and in its reasonable judgment, that there is a substantial likelihood that Borrower shall fail to comply in any material respect with one or more of the financial covenants in Section 6 during the next succeeding financial reporting period;

     "MATURITY DATE" with respect to the Committed Line is one day prior to the one (1) year anniversary of the Closing Date.

     "OBLIGATIONS" are debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, including letters of credit (drawn or undrawn), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank.

     "PERMITTED INDEBTEDNESS" is:

          (a) Borrower's indebtedness to Bank under this Agreement or the Loan Documents;

          (b) Indebtedness existing on the Closing Date and shown on the Schedule;

          (c) Subordinated Debt;

          (d) Indebtedness to trade creditors incurred in the ordinary course of business; and

          (e) Indebtedness secured by Permitted Liens;

          (f) Extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (f) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be;

          (g) Intercompany Indebtedness;

          (h) Guarantees by Borrower or its Subsidiaries of lease or other Obligations arising in the ordinary course of business;

          (i) Capital support letters issued by the Borrower or a Subsidiary on behalf of foreign wholly-owned Subsidiaries to the extent required by the applicable laws of the jurisdictions in which such Subsidiaries are located ("Capital Support Letters"); and

          (j) Indebtedness arising from foreign exchange contracts with banking institutions other than the Bank.

     "PERMITTED INVESTMENTS" are:

          (a) Investments shown on the Investments Schedule and existing on the Closing Date;

          (b) (i) marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any state maturing within 1 year from its acquisition, (ii) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor's Corporation or Moody's Investors Service, Inc., and (iii) certificates of deposit issued maturing no more than 1 year after issue;
     (iv) any other investments administered through the Bank; and (v) any Investments permitted by Borrower's investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been provided to the Bank;

          (c) Transactions pursuant to Section 6.3 hereof;

          (d) Investments in Subsidiaries or Investments by one Subsidiary in another; and

          (e) Capital Support Letters.

     "PERMITTED LIENS" are:

          (a) Liens existing on the Closing Date and shown on the Schedule or arising under this Agreement or other Loan Documents;

          (b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books;

          (c) Purchase money Liens (i) on equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment, or (ii) existing on equipment when acquired, IF the Lien is confined to the property and improvements and the proceeds of the equipment

          (d) Leases or subleases and non-exclusive licenses or sublicenses granted in the ordinary course of Borrower's business;

          (e) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), BUT any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

     "PERSON" is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

     "PRIME RATE" is Bank's most recently announced "prime rate," even if it is not Bank's lowest rate.

     "RESPONSIBLE OFFICER" is each of the Chief Executive Officer, President, Chief Financial Officer, Assistant Treasurer, and Controller of Borrower.

     "SUBORDINATED DEBT" is debt incurred by Borrower subordinated to Borrower's debt to Bank (pursuant to a subordination agreement entered into between the Bank, the Borrower and the subordinated creditor), on terms acceptable to Bank.

     "SUBSIDIARY" is for any Person, joint venture, or any other business entity of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by the Person or one or more Affiliates of the Person.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first above written.


BORROWER:

MOLDFLOW CORPORATION


By   /s/ SUZANNE E. ROGERS
  -----------------------------------------

Name:   Suzanne E. Rogers
     --------------------------------------

Title:    Vice President and CFO
      -------------------------------------


BANK:

SILICON VALLEY BANK, D/B/A
SILICON VALLEY EAST

By    /s/ MARK GALLAGHER
  -----------------------------------

Name:   Mark Gallagher
     ------------------------------------

Title:    Vice President
      --------------------------------------


SILICON VALLEY BANK


By   /s/ MICHELLE GIANNINI
  ------------------------------------------

Name:  Michelle Giannini
     ---------------------------------------

Title:  Loan Collateral Auditor
      ------------------------------------------
      (Signed in Santa Clara County, California)